Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-257359) of Miromatrix Medical Inc. of our report dated March 30, 2022, related to the financial statements, which appears in this annual report on Form 10-K for the year ended December 31, 2021.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota
March 30, 2022